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                                                                     Exhibit 4.3


                                 PROMISSORY NOTE

$50,000.00                                            Lighthouse Point, Florida
                                                                   July 1, 1996

         FOR VALUE RECEIVED, the undersigned, REGISTRY MAGIC INCORPORATED, a Florida corporation, ("Maker"), hereby unconditionally promises to pay to the order of DLJSC as Custodian IRA F/B/O LARRY COHEN (3lR911703)(the "Lender") two years from the date hereof at the address of the Lender, at Pershing, One Pershing Plaza, Jersey City, New Jersey 07302 in lawful money of the United States of America the principal sum of Fifty Thousand Dollars ($50,000), together with interest on the unpaid principal amount outstanding from time to time at a rate of six and one-half percent (6 1/2%) per annum, payable at the time of the payment of the principal amount of this Note. All outstanding principal and interest accrued and unpaid on this Note shall be payable upon demand of the Lender.

         The Company waives demand, presentment, protest and notice of anymay kind and consents to the extension of time or payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

         This Note may be prepaid in whole or in part by the Company at any time and from time to time.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heirs, administrators and executors for the Company and inure to the benefit of the Lender, its successors, endorsee, assigns, heirs, administrators and executors. If any term or provision of this Note shall be invalid, illegal or unenforceable, the validity for all other terms and provisions hereof shall in no way be affected thereby.

                                                     REGISTRY MAGIC INCORPORATED



                                                     By: /s/ Lawrence Cohen
                                                        -----------------------
                                                        Name: Lawrence Cohen
                                                        Its: President